Exhibit 10.17

LEASE AGREEMENT

        THIS LEASE AGREEMENT (the “Lease”) made as of the 1st day of May, 2004, by and between Sterling Realty Trust, a trust made under a Declaration of Trust dated November 24, 1950, and recorded in Hampden County Registry of Deeds as Document No. 26882, in Book 2088, Page 123 (the “Landlord”), and Mestek, Inc., and its successors and assigns (the “Tenant”) a Pennsylvania corporation, with offices at 260 North Elm Street, Westfield, MA 01085.

RECITAL

    A.        Landlord and Tenant have entered into that certain Lease Agreement dated July 1, 1999, as amended, for the lease on a month-to-month basis of approximately 3,392 square feet on the 3rd and 4th floors of the Torrington Building for use by Tenant’s Mestek Technology group (“MTI Lease”); and

    B.        Tenant wishes to rent an additional 13,172 square feet on the 2nd and 3rd floors of the Torrington Building for use by Tenant’s Gas Products group;

WITNESSETH

        THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto do hereby covenant and agree as follows:

1.     Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all of the 2nd floor, and a portion of the 3rd Floor, and a portion of the 4th floor of the premises commonly known as 125 North Elm Street (“Torrington Building”), Westfield, Massachusetts, 01085, representing 16,564 square feet, as indicated by the drawings attached as Exhibit A to this Lease (the “Premises”), which Premises is situated on that certain parcel of land described in Exhibit B to this Lease (the “Property”), together with the right and license to use the halls, lobbies, elevators, sidewalks, parking areas and all other common areas of the Property, including the right to enter and use the adjacent property located on the corner of North Elm Street and Westminster Street as described in Exhibit C to this Lease, for the purposes of automobile parking for Tenant, its officers, employees, agents and invitees. This Lease supersedes the MTI Lease and incorporates the space previously leased thereunder, and the MTI Lease is hereby terminated.

2. Term

2.1	Term. The term of the Lease shall be for a period of sixty (60) months beginning on May 1, 2004 (the “Commencement Date”) and ending at 5:00 p.m. on April 30, 2009 (the “Termination Date”). Tenant may in its sole and absolute discretion elect to renew this Lease for an additional sixty (60) month period upon three (3) months advance notice to Landlord, at an annual rent set forth in Section 3.3 below (the “Term”).

2.2 Termination

2.2.1	This Lease shall terminate at the end of the Term, as it may be extended, pursuant to Section 2.1, without the necessity of any notice from either Landlord or Tenant to terminate the same.

2.2.2	This Lease may terminate at the election of Landlord in the event of any default of Tenant as described in Article 11 below.

2.2.3	Upon the expiration or sooner termination of the Term, Tenant shall quietly and peacefully surrender the Premises in good condition, reasonable wear and tear excepted, to Landlord. All appurtenances, fixtures and leasehold improvements installed in the Premises, whether by Landlord or Tenant, and whether at Landlord’s expense or Tenant’s expense shall be and remain the property of Landlord. All non-fixture personal property owned by Tenant and/or placed in the Premises shall remain the property of Tenant and shall be removed prior to the end of the Term or such other time as Tenant may lose the right of possession of the Premises. Any property of Tenant remaining in the Premises at the expiration or other termination of the Term, or at such other time as Tenant may lose the right of possession of the Premises, shall be deemed abandoned by Tenant and, at Landlord’s option, shall become the property of Landlord. Landlord may remove such property and sell or otherwise dispose of the same in any manner without liability or obligation to account to Tenant therefor. Tenant shall pay Landlord on demand for all costs of Landlord in removing, storing and disposing of any such property.

3. Rent

3.1	Annual Rent. Tenant shall pay to the Landlord at its offices in Westfield, MA 01085 or such other address as Landlord may designate, at a rate of Twelve Dollars ($12.00) per square foot of floor area, an annual rent (the “Annual Rent”) of One Hundred Ninety Eight Thousand Seven Hundred Sixty-Eight Dollars and No/100 ($198,768.00), payable in monthly installments of Sixteen Thousand Five Hundred Sixty-Four Dollars and No/100 ($16,564.00), in advance of the first day of each month of the Term, without any deduction, counterclaim, abatement or set-off whatsoever (except as may be expressly authorized by the terms of this Lease). The Annual Rent to be paid by Tenant includes all Operating Costs (as defined below) incurred by the Landlord for the Property as of the date of this Lease.

3.2	Additional Rent. Tenant shall pay to Landlord as additional rent (the “Additional Rent”) any increases or decreases in the Lessor’s actual costs of operating and maintaining the Property (“Operating Costs”).

3.2.1	Lessor shall furnish to Lessee a written statement of the Operating Costs as of June 30, 2004 (the end of Lessor’s fiscal year) for the prior twelve (12) months, and this amount shall be the base amount (“Base Amount”) to compare any increases or decreases in the Operating Costs in subsequent years during the Term. Beginning on July 1, 2005, and for each succeeding twelve month period during the Term, Landlord shall promptly furnish to Tenant a written statement of the Operating Costs for the preceding year. The amount by which the Operating Costs shall have increased or decreased over the Base Amount shall be divided by the total rentable area in the building (which is acknowledged by the parties as being 34,075 square feet) (“Increase per Square Foot,” or “ISF”). Tenant shall pay as Additional Rent an amount equal to the ISF multiplied by the area of the Premises as set forth in Section 1 of this Lease. The Additional Rent shall be paid in full within ten (10) days of receipt of Landlord’s written statement of the Operating Costs for the prior year. In no event shall the Additional Rent be less that $0.00.

3.2.2	For purposes of this Section 3.2, the Operating Costs shall include any and all expenses incurred by Lessor in connection with the operation, maintenance and repair of the Property including, but not limited to, the following: charges or fees for, and taxes on, the furnishing of electricity, fuel, water, sewer, natural gas, oil and other utilities; any and all taxes, ad valorem taxes, assessments, impositions and charges whatsoever, ordinary or extraordinary, general or special, foreseen or unforeseen, levied by any governmental or public agency or department upon or with respect to the Premises, the Property, or any improvements or fixtures thereon; any casualty and liability insurance issued with respect to the Torrington Building and the Property; security (at Lessor’s sole discretion); pest control; cleaning of windows and exterior curtain walls; janitorial services; trash and snow removal; landscaping and repair and maintenance of grounds; license fees and governmental permits; cleaning supplies; legal fees and costs relating to the operation, repair or maintenance of the Property or incurred in order to reduce operating expenses; services or management contracts with independent contractors and general overhead; and the costs of any other items which, under generally accepted accounting principles consistently applies from year to year with respect to the Property. Operating Costs shall not include any of the following: cost of capital improvements, except as mentioned above; expenses for painting, redecorating, or other work which Lessor performs for any other tenant in the Property; interest, amortization, or other payments on loans to Lessor, whether secured or unsecured; depreciation of the Property or other said improvements; ground rent; leasing commissions; salaries, wages or other compensation paid to officers or employees of Lessor; and any income, excess profits, or franchise taxes or other such taxes imposed on or measured by the income of Lessor from the operation of the Property.

3.3	Adjusted Annual Rent. If Tenant shall elect to extend the term of this Lease, as provided in Section 2.1(b), then the Annual Rent shall be adjusted (the “Adjusted Annual Rent”) as follows:

3.3.1	The Consumer Price Index for All Urban Consumers (CPI-U) using the years 1982-1984 as the base period as published for the month on which the Commencement Date occurs (the “Base Index”) shall be compared to such index as published for the month on which the initial Termination Date occurs (the “Current Index”), and the change in the Consumer Price Index shall be expressed as a percentage where a number equal to the Current Index minus the Base Index shall be the numerator, and the Base Index shall be the denominator (the “Percentage Increase”); provided however that the Percentage Increase shall not be less than zero.

3.3.2	The Adjusted Annual Rent shall equal the Annual Rent plus the product of the Annual Rent multiplied by one-half of the Percentage Increase; provided however that if the Percentage Increase is equal to or less than zero percent (0.00%), then the Adjusted Annual Rent shall equal $12 per square foot. For purposes of illustration only; the Base Index as of March 2004 is equal to 187.4, and assuming the Current Index is 200 as of April 30, 2009, then the Percentage Increase would equal 6.72% ((200 — 187.4) / 187.4), and the Adjusted Annual Rent would equal $12.40 per square foot ($12 + ($12* (6.72% * ½ ))).

4.     Insurance.

4.1	Property Insurance. Landlord shall obtain and keep in force during the Term of this Lease a policy of fire and extended coverage insurance with respect to the Premises.

4.2	Liability Insurance. Tenant shall obtain and keep in force during the term of this Lease a policy of comprehensive public liability insurance in the amount of One Million Dollars and No/100 ($1,000,000.00), insuring Tenant and, as additional insured, Landlord, against any liability arising out of the use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. All such policies shall be written as primary policies not contributing with and not only in excess of any coverage which Landlord may carry.

4.3	Personal Property Insurance. Tenant shall, at Tenant’s own expense, obtain and keep in force during the term of this Lease a policy of personal property insurance in an amount necessary to cover Tenants personal property on the Premises. The company or companies writing any insurance which Tenant is required to take out and maintain pursuant to this Lease, as well as the form of such insurance, shall at all times be subject to the Landlord’s approval, and any such company or companies shall be licensed to do business in Massachusetts. Each policy evidencing such insurance shall (a) shall contain a provision by which the insured agrees that such policy shall not be canceled except after thirty (30) days written notice to Landlord and its designee, and (b) shall provide that coverage shall not be limited or denied by reason of the provisions in this Lease, including those relating to limitations of liability and waivers of subrogation and other rights. For all insurance policies procured by Tenant, a certificate of such insurance shall at all times be deposited with Landlord. If Tenant shall fail to perform any of its obligations under this Article 4, then in addition to any other remedies it may have, Landlord may, but is not required to, perform the same, and the cost thereof, together with interest thereon at the current prime rate of Fleet Bank, N.A., or any successor thereto, shall be deemed Additional Rent and shall be payable upon Landlord’s demand.

5.     Improvements and Alterations.

5.1	Improvements by Tenant. Tenant shall not make any alterations, renovations or improvements or cause to be installed any fixtures, exterior signs, floor covering, interior or exterior lighting or plumbing fixtures, shades or awnings or any other installations in, on, or to the Premises or any part thereof (including, without limitation, any structural alterations, or any cutting or drilling into any part of the Premises or any securing of any fixture, apparatus or equipment of any kind to any part of the Premises) unless and until Tenant shall have caused plans and specifications therefor to have been prepared, at Tenant’s expense, by an architect or other duly qualified person and shall have obtained Landlord’s written approval thereof.

5.2	Mechanic’s Liens. Tenant shall keep the Premises free from any liens arising out of any work or service performed or material furnished by or for Tenant or any person or entity claiming through or under Tenant. Notwithstanding the foregoing, if any mechanic’s or other lien shall be filed against the Premises, purporting to be for labor, services or material furnished or to be furnished at the request of Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within ninety (90) days after the filing thereof. If Tenant shall fail to cause such lien to be discharged of record within such ninety (90) day period, Landlord, in addition to any other remedies it may have, may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto, and Tenant shall, upon demand, reimburse Landlord for all amounts paid and costs incurred, including attorneys’ fees, in having such lien discharged of record.

5.3	Contractor’s Insurance. Prior to engaging any contractor, Tenant shall require any contractor performing work on the Premises at Tenant’s request or on Tenant’s behalf to carry and maintain such insurance in such amounts of coverage as Landlord may require from time to time, including contractor’s liability coverage and workers’compensation insurance and to name Landlord as an additional insured upon the contractor’s insurance policy for the terms and purpose of the work upon the Premises.

6.     Use of Premises. Tenant’s use and occupancy of the Premises shall be for general office work and all other ancillary uses relating thereto. Tenant shall not use or permit the Premises to be used for any significantly different purposes without the prior written consent of Landlord.

6.1	Prohibited Uses. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or allow to be committed any material waste in or upon the Premises, reasonable wear and tear excepted. Tenant shall not cause or permit any hazardous or toxic substance, material or waste including without limitation any oil, pollutant, contaminant, hazardous waste, asbestos, or other hazardous substance, as such term or similar terms are now defined, used or understood in or under any federal, state, local or other governmental statute, rule, regulation, ordinance or order which relates in any way to the protection of the environment (the “Environmental Laws”) to be used, stored, released, dumped or disposed of upon the Premises except in full compliance with and as otherwise allowed by the Environmental Laws. 6.2 Compliance with Law. Tenant shall not use or permit the use of the Premises in any way in conflict with any law or governmental rule. Tenant shall, at Tenant’s sole cost, promptly comply in all material respects with all such laws and governmental rules and regulations and with the requirements of any board of underwriters or other similar bodies now or hereafter constituted relating to the condition, use or occupancy of the Premises whether or not expressly ordered to do so by the applicable governmental authority.

7.     Maintenance and Repairs. Responsibility for maintenance and repairs shall be allocated between Landlord and Tenant as follows:

7.1	Tenant’s Obligations. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises “as is”, in good condition and repair. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and each and every part thereof in an orderly and sanitary condition, well-maintained and in good repair and appearance (except as hereinafter provided with respect to Landlord’s obligations), including without limitation, the maintenance, replacement, painting and repair of any doors, door frames, windows, window casements, glass, floors and floor coverings, walls and wall surfaces and coverings, and all plumbing, pipes, electrical service, including panels, boxes, wiring and conduits and all heating, ventilating and air-conditioning systems servicing the premises. Tenant shall, upon the expiration or sooner termination of this Lease, surrender the Premises to Landlord in good condition, broom clean, ordinary wear and tear excepted. Any damage to property or injury sustained by any person because of mechanical, electrical, plumbing or any other equipment or installations, whose maintenance and repair shall be the responsibility of Tenant, shall be the obligation of and paid for by Tenant. Tenant shall indemnify and hold Landlord harmless from and against all claims, actions, damages and liability in connection with Tenant’s obligations under this Article 7, including, but not limited to, attorneys’ and other professional fees, and any other costs and expenses which Landlord might reasonably incur. Any damage to adjacent premises caused by Tenant’s use of the Premises shall be repaired at the sole cost and expense of Tenant.

7.2	Landlord’s Obligations. Upon receipt of written notice of the need for the same, Landlord shall, at Landlord’s expense, repair and maintain the structural portions of the Premises, which include the foundation, exterior and load-bearing walls, structural members and roof, and shall maintain (without the requirement of notice) the exterior grounds, common areas, parking lots, sidewalks and walkways of the Property, including removal of snow and ice as required. In the event such maintenance and repairs are necessitated in whole or in part by the acts, neglect, fault, or omission of any duty by Tenant, Tenant’s agents, servants, employees, or invitees, or any damage caused by breaking and entering, Tenant shall pay to Landlord the entire cost of such maintenance and repairs. Except as otherwise provided in this Section 7.2, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements in or to any portion of the Premises or in or to fixtures, appurtenances, and equipment. Tenant waives the right to make repairs that are Landlord’s obligation under this Lease at Landlord’s expense under any law, statute, or ordinance now or hereafter in effect. Landlord shall have no responsibility for the maintenance, repair or replacement of anything which is Tenant’s obligation as set forth in Section 7.1.

8.     Hold Harmless. To the extent permitted by law, and except to the extent of Landlord’s acts or omissions for which Landlord is solely negligent, Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising from, in connection with or related to (a) Tenant’s use of the Premises, (b) the conduct of Tenant’s business, (c) any activity, work, or other things, done, permitted, or suffered by Tenant in or about the Premises, (d) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, (e) any act or negligence of Tenant or any officer, agent, employee, guest, or invitee of Tenant and (f) all costs (including attorneys’ fees) and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. In any action or proceeding brought against Landlord by reason of any such claim described herein, Tenant, upon notice from Landlord, shall defend the same at Tenant’s sole expense conferring from time to time with Landlord. To the extent permitted by law, Tenant hereby assumes all risk of damage to property or injury to persons of whatever status in, upon, or about the Premises from any cause other than the sole negligence of Landlord. Landlord or Landlord’s agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, or rain which may leak from any part of the Torrington Building, upon the Premises or from the pipes, appliances, heating and air conditioning system or plumbing works therein or from the road, street, or subsurface, or from any other place resulting from dampness, or from any other cause whatsoever, unless caused by or due to the sole negligence of Landlord or Landlord’s agents. Tenant shall give prompt notice to Landlord in case of casualty or accidents upon the Premises.

9.     Entry by Landlord. At any and all reasonable times during regular business hours, upon one days’ prior notice to Tenant, Landlord reserves and shall have the right to enter the Premises to inspect the same a reasonable number of times, to submit the Premises to prospective purchasers or tenants, to repair the Premises and any portion of the Torrington Building that Landlord may deem necessary or desirable, without abatement of rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, using best efforts to avoid blocking the entrance to the Premises or the Property and providing that the business of Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, and any loss of occupancy to quiet enjoyment of the Premises.

10.     Assignment and Subletting. Tenant shall not either voluntarily or by operation of law assign, transfer, mortgage, pledge, hypothecate, or encumber this Lease or any interest therein and shall not sublet the Premises or any part thereof or any right or privilege appurtenant thereto or allow any person (the employees, agents, servants, and invitees of Tenant excepted) to occupy or use the Premises or any portion thereof without the prior written consent of Landlord; provided, however, that Tenant may assign this Lease or sublet the Premises to an affiliate of Tenant upon thirty (30) days prior written notice to Landlord. Any such assignment or subletting without such required consent shall be voidable by Landlord and may constitute a default under the terms of this Lease. It is understood and agreed that Landlord may fully assign or encumber Landlord’s interest in this Lease as Landlord. Landlord may assign or encumber the Annual Rent and/or the Adjusted Annual Rent herein provided to any person, partnership, corporation, or bank, and Tenant agrees when notified in writing by the assignee of such assignment to make the rental payments to assignee under the terms of said assignment.

11.     Tenant’s Default. The occurrence of any one or more of the following events shall constitute an event of default and breach of this Lease by Tenant:

11.1	Abandonment. Tenant vacates or abandons the Premises for a continuous period in excess of five (5) business days.

11.2	Failure to Pay Obligations. Tenant fails to make any payment of Annual Rent or the Adjusted Annual Rent, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) business days after written notice thereof by Landlord to Tenant.

11.3	Failure to Observe Other Covenants. Tenant fails to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than described in Section 11.2 herein, where such failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for cure of such condition, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) days and thereafter diligently prosecutes such cure to completion.

12.     Remedies on Default. In the event of any default or breach by Tenant, Landlord may, at any time thereafter with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach, exercise any of the following remedies:

12.1	Termination of Possession. Landlord may terminate Tenant’s right to possession of the Premises by written notice to Tenant or any other lawful means, terminate this Lease by written notice to Tenant, revoke Tenant’s right to any free rent or other lease concessions and recover the value of any such concessions made, re-enter and take possession of the Premises and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including without limitation, all unpaid Annual Rent or the Adjusted Annual Rent and other obligations of Tenant under this Lease including without limitation, accrued interest, the cost of recovering possession of the Premises, the expenses of reletting, the costs of removing persons and property from the Premises, the costs of repairing or altering the Premises for reletting, brokers’commissions, and legal costs including attorneys’ fees whether suit is brought or not, and any other costs or damages arising out of Tenant’s default. Notwithstanding any termination of this Lease, re-entry or reletting of the Premises, the liability of Tenant for the Annual Rent or the Adjusted Annual Rent and other charges and adjustments for the balance of the Term shall not be extinguished and Tenant shall pay and Landlord may recover from Tenant at the time of termination, re-entry, or reletting, the amount of such rents reserved in this Lease for the balance of the Term (even if in excess of the then reasonable rental value of the Premises or any part thereof) without first terminating Tenant’s right to possession pursuant to this Lease. Landlord reserves the right, at any time thereafter, to elect to terminate Tenant’s right to possession to the Premises for the default that originally resulted in the reletting.

12.2	Enforcement of Lease. Landlord may maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Annual Rent or the Adjusted Annual Rent other obligations of Tenant under this Lease, and any other charges, interest and adjustments as may become due hereunder. Landlord’s failure or inability to relet the Premises or any part thereof shall not reduce or restrict or in any way affect Landlord’s right to recover from Tenant all such rent and other sums as the same become due, and, despite such failure or inability to so relet the Premises or any part thereof.

12.3	Other Remedies. Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the Commonwealth of Massachusetts, in addition to the foregoing. It is understood and agreed that Landlord’s remedies hereunder are cumulative, and the exercise of any right or remedy shall not constitute a waiver, merger or extinguishment of any other right or remedy.

12.4	Removal of Personal Property. In the event of a retaking of possession of the Premises by Landlord, Tenant shall remove all personal property located thereon and, upon failure to do so upon demand of Landlord, Landlord may remove and store the same in any place selected by Landlord, including without limitation a public warehouse, at the expense and risk of Tenant. If Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days of more, Landlord may sell any or all of such personal property at a public or private sale or auction and shall apply the proceeds of such sale first to the cost of such sale, secondly to the payment of the charges for storage, if any, and thirdly to the payment of any other sums of money which may be due from Tenant to Landlord under the terms of this Lease, and the balance, if any, to Tenant. Tenant hereby waives all claims for damages that may be caused by Landlord’s lawfully re-entering and taking possession of the Premises or lawfully removing and storing the personal property of Tenant as herein provided and will hold Landlord harmless from loss or damages occasioned by Landlord thereby, and no such lawful re-entry shall be considered or construed to be a forcible or unlawful entry or detainer.

13.     Damage and Reconstruction. Should the Premises be damaged during the term of this Lease, Tenant shall immediately notify Landlord, and the rights and responsibilities of Landlord and Tenant shall then be as follows:

13.1	Insured Damage. In the event the Premises are damaged by fire or other perils covered by Landlord’s casualty or property insurance, Landlord agrees forthwith to commence repair of the same to the extent of insurance proceeds available and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of the Annual Rent and/or the Adjusted Annual Rent (but not other obligations hereunder) from the date of damage and while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and making of such repairs shall cause undue interference with the business carried on by Tenant in the Premises. If the damage is due to the fault or neglect of Tenant or Tenant’s employees, there shall be no abatement of the Annual Rent.

13.2	Other Damage. In the event the Premises are damaged as the result of any cause other than the perils covered by Landlord’s casualty insurance or for which insurance proceeds are insufficient fully to cover, then Landlord agrees forthwith to commence repair of the same, only in the case that the extent of the destruction of the Premises is less than ten percent (10%) of the then full replacement cost of the Premises. In the event the destruction of the Premises is to an extent of ten percent (10%) or more of the full replacement cost of the Premises, then Landlord shall have the option (a) to repair or restore such damage, this Lease continuing in full force and effect, but the Annual Rent and/or the Adjusted Annual Rent shall be proportionately reduced as provided above in Section 13.1; or (b) to give notice to Tenant at any time within sixty (60) days after such damage, terminating this Lease as of the date specified in the notice, which date shall be no more than thirty (30) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the Annual Rent and/or the Adjusted Annual Rent shall be fully abated, and all other obligations of Tenant under this Lease shall be deemed fully performed as of the date of such termination. At Tenant’s sole option, it may, upon notice to Landlord and in accordance with Article 5 of this Lease, effect all necessary repairs and reinstate this Lease. Tenant’s obligation to pay Annual Rent and/or the Adjusted Annual Rent, but not the other obligations hereunder, during any period of repair shall be abated, so long as such period does not exceed one hundred eighty (180) days.

13.3	Damage to Tenant’s Property. Landlord shall not be required to repair or make whole any injury or damage by fire or other cause or peril or to make any repairs or replacements of any fixtures or other personal property of Tenant. Tenant shall maintain hazard insurance to cover hazards to its personal property.

14.     Eminent Domain.

14.1	Taking. If fifty percent (50%) or more of the Premises or the improvements thereon shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, Tenant shall have the right at its option within sixty (60) days after said taking to terminate this Lease upon thirty (30) days’ written notice.

14.2	Partial Taking. If less than fifty (50%) percent of the Premises or the improvements thereon are taken, or fifty percent (50%) or more of the Premises or the improvements thereon are taken and Tenant elects not to terminate as herein provided, the Annual Rent thereafter to be paid shall be equitably reduced.

14.3	Award. In the event of any taking or appropriation whatsoever, Landlord shall be entitled to any and all awards, payments or settlements which may be given, made or ordered and Tenant shall have no claim against the condemning authority or Landlord for the value of any unexpired term of this Lease, and Tenant hereby assigns to Landlord any and all claims to any award, payments or settlement. Nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property or fixtures belonging to Tenant, for the interruption of or damage to Tenant’s business, or for Tenant’s moving expenses.

15.     Signs.

15.1	Tenant Signs. Tenant may, at Tenant’s sole expense, place external signs on the Premises, provided such signs have been approved in advance by Landlord, and provided such signs do not violate any statute or regulation existing during the term of this Lease. Tenant shall pay the costs of removal of such signs upon termination of the Lease, and such signs shall be the property of Tenant.

15.2	“For Lease”Signs. At any time within One Hundred Eighty (180) days prior to the expiration of this Lease, Landlord may place upon the Premises “for lease” signs.

16.     Subordination. Tenant agrees that this Lease shall be subordinate to any mortgage or deed of trust that is now or may hereafter be placed upon the Premises and to any and all advances to be made thereunder, to the interest thereon, and all renewals, replacements, and extensions thereof; provided, the lender secured by and named in such mortgage or deed of trust shall agree in writing to recognize this Lease of Tenant in the event of foreclosure, if Tenant is not in default. Tenant agrees to take all actions and to execute and deliver all certificates, instruments, documents and agreements, including, without limitation, agreements of subordination, waiver and attornment, necessary or proper to effect the foregoing.

17.     Tenant’s Statement. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge, and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rental and other charges are paid in advance, if any; (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and (c) setting forth the date of commencement of Annual Rent and expiration of the Term hereof. Any such statement may be relied upon by any prospective purchaser or encumbrance of the Premises. Failure to provide such statement within ten (10) days shall be deemed confirmation of the statement of Landlord regarding each of the foregoing items.

18.     Authority of Parties. Each of Tenant and Landlord represents and warrants that it is a duly organized and in good standing and that the execution, delivery and performance of this Lease has been duly authorized by all requisite corporate action. Each individual executing this Lease on behalf of Tenant and Landlord represents and warrants that he or she is duly authorized to execute, deliver and perform this Lease for, in the name of and on behalf of the respective party, in accordance with the bylaws of such organization, and that this Lease is legally binding upon and enforceable against such entity in accordance with its terms. Upon request, each of Tenant and Landlord agrees to provide a Certificate of Officer verifying the authority and position of each signatory.

19.     General Provisions. Landlord and Tenant agree to the following general provisions:

19.1	Waiver. A waiver by Landlord of any term, covenant, or condition herein contained shall not be deemed to be a future waiver of such term, covenant, or condition, nor the waiver of any other term, covenant or condition herein contained. The subsequent acceptance of any payment hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay a particular rental so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of any such rent.

19.2	Time. Time is of the essence of this Lease and each and all its provisions in which performance is a factor.

19.3	Headings. The heading and section titles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

19.4	Successors and Assigns.The covenants and conditions herein contained subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators, and assigns of the parties hereto.

19.5	Quiet Possession. Upon Tenant paying all of the obligations hereunder and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease. The Premises are leased subject to any and all existing encumbrances, conditions, rights, covenants, easements, restrictions, rights-of-way, and any matters of record, applicable zoning and building laws, and such matters as may be disclosed by inspection or survey.

19.6	Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understandings pertaining to any such matters shall be effective or binding upon any party until fully executed by both parties hereto.

19.7	Partial Invalidity. Any provisions of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provision shall remain in full force and effect.

19.8	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive, but shall whenever possible be cumulative with all other remedies at law or in equity.

19.9	Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of laws.

19.10	Real Estate Commission. There are no brokers eligible to receive commissions.

19.11	Notice. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by express, registered or certified mail, postage prepaid, addressed, as follows:

      If to Landlord:
Sterling Realty Trust
10 Tekoa Terrace
Westfield, MA 01085
Attention: John E. Reed, Trustee

      If to Tenant:
Mestek, Inc.
260 North Elm Street
Westfield, MA 01085
Attention: Stephen M. Shea, Sr. Vice President-Finance

19.12	Survival. All agreements, covenants, warranties, representations and indemnification contained herein or made in writing pursuant to the terms of this Lease by or on behalf of Tenant shall be deemed material and shall survive the expiration or sooner termination of this Lease.

        IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first set forth above.

LANDLORD: STERLING REALTY TRUST

By: John E. Reed
Its: Trustee

TENANT: MESTEK, INC.

By: Stephen M. Shea
Its: Sr. Vice President-Finance

EXHIBIT A

DESCRIPTION OF PREMISES

This is Exhibit A to that certain Lease Agreement made as of the 1st day of May, 2004, by and between Sterling Realty Trust, a trust made under a Declaration of Trust dated November 24, 1950, and recorded in Hampden County Registry of Deeds as Document No. 26882, in Book 2088, Page 123 (the “Landlord”), and Mestek, Inc., and its successors and assigns (the “Tenant”) a Pennsylvania corporation, with offices at 260 North Elm Street, Westfield, MA 01085.

1.     See attached.

EXHIBIT B

LEGAL DESCRIPTION OF PROPERTY

This is Exhibit B to that certain Lease Agreement made as of the 1st day of May, 2004, by and between Sterling Realty Trust, a trust made under a Declaration of Trust dated November 24, 1950, and recorded in Hampden County Registry of Deeds as Document No. 26882, in Book 2088, Page 123 (the “Landlord”), and Mestek, Inc., and its successors and assigns (the “Tenant”) a Pennsylvania corporation, with offices at 260 North Elm Street, Westfield, MA 01085.

1.     The Premises leased by Tenant from Landlord is situated on the following real property:

Commencing at a stone monument on the Easterly side of North Elm Street; thence running Easterly at right angles to said street and on the Northerly line of Westminster Street sixteen (16) rods to a stone monument; thence running Northerly in a line parallel with said North Elm Street sixteen (16) rods to a stone monument; thence running Westerly on the Southerly line of Harvard Street sixteen (16) rods to a stone monument on the East side of said North Elm Street; thence running Southerly along the East line of said North Elm Street sixteen (16) rods to the point of beginning.

EXHIBIT C

LEGAL DESCRIPTION OF ADJACENT PARKING AREA

This is Exhibit C to that certain Lease Agreement made as of the 1st day of May, 2004, by and between Sterling Realty Trust, a trust made under a Declaration of Trust dated November 24, 1950, and recorded in Hampden County Registry of Deeds as Document No. 26882, in Book 2088, Page 123 (the “Landlord”), and Mestek, Inc., and its successors and assigns (the “Tenant”) a Pennsylvania corporation, with offices at 260 North Elm Street, Westfield, MA 01085.

1.     The parking area included with the lease of the Premises is situated on the following real property:

Beginning at a stone monument at the intersection of the southerly line of Westminster Street and the easterly line of North Elm street, thence running easterly on said southerly line of Westminster street two hundred fourteen and fifty-four one-hundredths (214.54) feet to a stone monument; thence southerly in a straight line one hundred (100) feet to an iron pin; thence westerly on other land of grantor about two hundred fourteen and fifty-four one-hundredths (214.54) feet to the easterly line of said North Elm street to an iron pin; thence northerly on said North Elm street one hundred (100) feet to the point of beginning.